As filed with the Securities and Exchange Commission on December 22, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SPYRE THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	46-4312787
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

221 Crescent Street

Building 23

Suite 105

Waltham, Massachusetts 02453

(617) 651-5940

(Address of Principal Executive Offices, Zip Code)

Spyre Therapeutics, Inc. 2016 Equity Incentive Plan, As Amended and Restated

Spyre Therapeutics, Inc. 2018 Equity Inducement Plan

Spyre Therapeutics, Inc. 2023 Equity Incentive Plan

(Full title of the plans)

Heidy King-Jones

Chief Legal Officer and Corporate Secretary

Spyre Therapeutics, Inc.

221 Crescent Street

Building 23

Suite 105

Waltham, Massachusetts 02453

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Ryan Murr

Branden Berns

Gibson, Dunn & Crutcher LLP

One Embarcadero Center, Suite 3000

San Francisco, CA 94111

(415) 393-8373

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Spyre Therapeutics, Inc. (f/k/a Aeglea BioTherapeutics, Inc.) (the “Registrant”) has amended and restated the Registrant’s 2016 Equity Incentive Plan (as amended and restated, the “2016 Plan”) to provide for the issuance of an additional 4,481,152 shares of common stock, par value $0.0001 per share, of the Registrant (the “Common Stock”). The 2016 Plan was approved by the Registrant’s stockholders on November 21, 2023. These shares are in addition to the 528,360 shares of Common Stock previously authorized for issuance pursuant to the 2016 Plan, as adjusted to reflect the Registrant’s 1-for-25 reverse stock split on September 8, 2023 (the “Reverse Stock Split”)

The Registrant has also amended the Registrant’s 2018 Equity Inducement Plan (the “2018 Plan”) to provide for the issuance of an additional 6,000,000 shares of Common Stock, which may be granted by the Registrant to certain employees as a material inducement to their acceptance of employment with the Registrant in accordance with Nasdaq Listing Rule 5635(c)(4). These shares are in addition to the 44,000 shares of Common Stock previously authorized for issuance pursuant to the 2018 Plan, as adjusted to reflect the Reverse Stock Split.

On June 22, 2023, the Registrant entered into that certain Agreement and Plan of Merger whereby Spyre Therapeutics, LLC (f/k/a Spyre Therapeutics, Inc.), as part of a series of transactions, merged with and into a subsidiary of the Registrant (the “Acquisition”). In connection with the Acquisition, the Registrant assumed outstanding options granted under the Spyre Therapeutics, Inc. 2023 Equity Incentive Plan (the “2023 Plan”).

This Registration Statement on Form S-8 (this “Registration Statement”) registers (i) 4,481,152 additional shares of Common Stock to be issued pursuant to the 2016 Plan; (ii) 6,000,000 additional shares of Common Stock to be issued pursuant to the 2018 Plan; and (iii) up to 2,734 shares of Common Stock issuable pursuant to outstanding options granted under the 2023 Plan, assumed by the Registrant in connection with the Acquisition and converted into options to purchase shares of Common Stock, pursuant to the exchange ratio, as adjusted for the Reverse Stock Split.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information required by Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Commission on March 2, 2023;

(b)

the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023 filed with the Commission on May  11, 2023, August  11, 2023 and November 9, 2023;

(c)

the Registrant’s Current Reports on Form 8-K filed with the Commission on January 6, 2023, January 18, 2023, March 13, 2023, April 12, 2023, May 19, 2023, June 9, 2023, June 22, 2023, June  23, 2023, July  14, 2023, July  27, 2023, August  11, 2023, September  5, 2023, September  8, 2023, September  25, 2023, October  5, 2023, October  10, 2023, November  15, 2023, November  24, 2023, November  28, 2023 and December 8, 2023; and

(d)

the description of the Common Stock contained under “Description of Capital Stock” included in the Registrant’s Registration Statement on Form S-1 filed with the Commission on December 22, 2023, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicate that all securities offered hereby have been sold or which deregister all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the DGCL, the Registrant’s Certificate of Incorporation contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or

•	any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, the Registrant’s Bylaws provide that:

•	the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the DGCL, subject to very limited exceptions;

•	the Registrant may indemnify its other employees and agents as set forth in the DGCL;

•

the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to very limited exceptions; and

•	the rights conferred in the Bylaws are not exclusive.

The Registrant has entered, and intends to continue to enter, into separate indemnification agreements with its directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s Certificate of Incorporation and Bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director or executive officer of the Registrant regarding which indemnification is sought. The indemnification provisions in the Registrant’s Certificate of Incorporation, Bylaws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant currently carries liability insurance for its directors and officers. Two of the Registrant’s directors, Peter Harwin and Tomas Kiselak, are also indemnified by their employer with regard to their service on the Registrant’s board of directors.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description

4.1	Amended and Restated Certificate of Incorporation of the Company, effective as of November 28, 2023 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on November 28, 2023).

4.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 19, 2022).

5.1*	Opinion of Gibson, Dunn & Crutcher LLP

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.2*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.3	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement)

99.1*	Spyre Therapeutics, Inc. 2016 Equity Incentive Plan, As Amended and Restated Effective November 21, 2023.

99.2*	Spyre Therapeutics, Inc. 2018 Equity Inducement Plan and the First Amendment, Second Amendment, Third Amendment and Fourth Amendment thereto.

99.3	Spyre Therapeutics, Inc. 2023 Equity Incentive Plan (incorporated by reference to Exhibit 10.7 to the Registrant’s Quarterly Report on Form 10-Q filed on August 11, 2023).

107*	Filing Fee Table

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Waltham, Massachusetts, on this 22nd day of December, 2023.

SPYRE THERAPEUTICS, INC.

By:	/s/ Cameron Turtle, DPhil
Name:	Cameron Turtle, DPhil
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dr. Cameron Turtle and Mr. Scott Burrows, jointly and severally, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Cameron Turtle, DPhil Cameron Turtle, DPhil	Chief Executive Officer and Director (Principal Executive Officer)	December 22, 2023

/s/ Scott Burrows Scott Burrows	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 22, 2023

/s/ Russell J. Cox Russell J. Cox	Chairman of the Board	December 22, 2023

/s/ Jeffrey W. Albers Jeffrey W. Albers	Director	December 22, 2023

/s/ Peter Harwin Peter Harwin	Director	December 22, 2023

/s/ Michael Henderson, M.D. Michael Henderson, M.D.	Director	December 22, 2023

/s/ Tomas Kiselak Tomas Kiselak	Director	December 22, 2023

/s/ Alison Lawton Alison Lawton	Director	December 22, 2023

/s/ Laurie Stelzer Laurie Stelzer	Director	December 22, 2023